Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway Pennsauken, NJ 08109

J & J SNACK FOODS

REVISES POTENTIAL IMPACT OF CORONAVIRUS (COVID-19) ON ITS

RESULTS OF OPERATIONS

Pennsauken, NJ, March 23, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that the virtual shutdown of large segments of the US economy resulting from the efforts to limit the spread of the coronavirus (COVID-19)  is having a material impact on its sales and operations and that it expects its results of operations to be materially negatively impacted. The Company said that it is unable to estimate what the impact will be although it said the impact will be material. In a press release dated March 12, 2020, the Company had indicated that approximately 1/3 of its annual revenue was to venues and locations that it said it believed would be primarily impacted. With the expansion of government shutdown orders, the Company now says that 2/3 of its annual revenue of approximately $1.2 billion is to venues and locations that have shut down or sharply curtailed their foodservice operations over the past 10 days and that, although the balance of its business may improve due to increased sales to grocery stores and other retailers, it expects the overall impact to be decidedly negative.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “As CDC guidelines issued over the past week along with restrictions imposed by government authorities have served to decrease peoples’ interactions hoping to reduce the spread of the virus, the impact on our business has increased . We have and are continuing to develop contingency plans to address and lessen the impact of the effects of coronavirus on our employees, our customers and our overall business. Our overriding hope, though, is that the efforts to contain the virus are successful both in this country and throughout the world.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.